Exhibit 3
          (GRAND CAYMAN POSTAL STAMP)
          TO:     THE BANK OF NOVA SCOTIA, LABUAN BRANCH
          Level 10 (C2), Financial Park Labuan
          Jalan Merdeka
          87000 Wilayah Persekutuan Labuan
          Malaysia
MEMORANDUM OF DEPOSIT (Third Party)
THIS MEMORANDUM is made this 19 day of April 2001 between THE BANK OF NOVA SCOTIA, LABUAN BRANCH (Licensed Offshore Bank No. 960052C) a company incorporated in Malaysia under the Offshore Companies Act, 1990 and having its registered office at Level 10 (C2), Financial Park Labuan, Jalan Merdeka, 87000 Wilayah Persekutuan Labuan, Malaysia (hereafter called “Bank” and includes its successors-in-title and assigns) of the one part and ourselves, BERJAYA GROUP (CAYMAN) LIMITED (Company No. 329805) a company incorporated in Cayman Islands and having our registered office at c/p MeesPierson (Cayman) Limited, Grand Pavillion Commercial Centre, Cayman Islands and includes our successors in title and permitted assigns.
WHEREAS:

(1)	BERJAYA FOREST PRODUCTS (CAYMAN) LIMITED (Company No. 54599), a company incorporated in Cayman Islands and having its registered office at c/o MeesPierson (Cayman) Limited, Grand Pavillion Commercial Centre, Bougainvillea Way, 802 West Bay Road, Grand Cayman, Cayman Islands (hereinafter called “Customer” and includes its successors-in-title and permitted assigns) has entered into a loan agreement (hereinafter referred to as the “Loan Agreement”) with the Bank whereby at the request of the Customer, the Bank has agreed to make available to the Customer a non-revolving loan facility of up to the maximum aggregate amount of United States Dollar Fifteen Million (USD15,000,000.00) only (the “Facility”) upon the terms and subject to the conditions therein contained.

(2)	It is a term of the Loan Agreement that we shall execute this Memorandum in favour of the Bank and as security for the payment and repayment of the Secured Indebtedness (as defined in the Loan Agreement) which are now or shall from time to time or at any time hereafter be due or owing or payable by the Customer in respect of the Facility and under the terms of the Loan Agreement.
NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.	We have deposited with you the securities mentioned in the schedule hereunder written and hereby charge them to you together with any substituted securities (hereinafter referred to as the “Securities”) as a continuing security for the payment and repayment of the Secured Indebtedness up to the sum of United States Dollar Fifteen Million only (USD15,000,000.00) for principal only together with interest thereon at the rate of two per centum (2.0%) per annum and the Bank’s SIBOR (as defined in the Loan Agreement) or at such other rates as maybe determined by the Bank from time to time todate of repayment commission banking charges legal and other costs charges and expenses (such interest being computed both before and after any such demand) The charge hereby created shall affect and the securities subject hereto shall include all dividends or interest paid or payable after the date hereof on any such securities and all stock shares (and the dividends or interest thereon) rights monies or property accruing or offered at any time by way of redemption bonus preference option or otherwise to or in respect of any securities hereby charged.

2.     In the event that the Security Cover (as defined in the Loan Agreement) is not increased as required under Clause 14.11(b) of the Loan Agreement and/or the Security Cover is less than one point six six five (1.665) times and/or upon the occurrence of any Event of Default (as defined in the Loan Agreement) and/or if the Customers make default in paying further securing or satisfying to you on demand any money or liability hereby secured you may without further notice sell or dispose of the Securities in such manner and for such consideration (whether payable or deliverable immediately or by instalments) as you may think fit and you may apply the proceeds of sale in or towards discharge of the costs incurred therein and of the money or liabilities hereby secured and the residue shall be paid to us or our order. Any such demand shall be deemed to have been sufficiently given if sent by prepaid letter post to the address in the Cayman Islands last known to you of the person to whom or to whose personal representatives such notice is given, and shall be assumed to have reached the addressee in the course of post.
3.     Any dividends interest or other payments which may be received or receivable by you in respect of any securities subject hereby may be applied by you as though they were proceeds of sale hereunder notwithstanding that the power of sale may not have arisen and notwithstanding that subsequent to the signature of this memorandum you may have paid the said dividends interest or other payments to us.
4.     We undertake for ourselves and our personal representatives from time to time to execute and sign all transfer powers of attorney and other documents which you may require for perfecting your title to any securities subject hereto or for vesting or enabling you to vest the same in yourselves or your nominees or in any purchaser.
5.     We and our successors in title during the continuance of this security will pay all calls or other payments due in respect of any securities subject hereto and in the event of default you may if you think fit made such payments on our behalf. Any sums so paid by you shall be repayable by us or our successors in title to you on demand and pending such repayment shall be a charge on the securities subject hereto.
6.     Without prejudice to the rights and obligations hereby created any dividends interest or other monies hereby charged which may be received by us after the power of sale hereunder has arisen shall be held in trust for you and paid over to you on demand.
7.     This Memorandum and all relevant documents thereto shall be governed by and construed in accordance with the laws of the State of New York, United States of America. The parties hereto agree to submit to the non-exclusive jurisdiction of the courts of State of New York, United States of America.
8.     Any notice, request or other communication to be given or made under this Memorandum shall be in writing and may be delivered by hand, mail (airmail if overseas) or recognised international express courier to the party’s address specified in this Memorandum or at such other address as such party notifies to the other party from time to time and will be effective, in case of delivery by hand, upon delivery, in the case of delivery by international express air courier, two (2) business days after delivery to such courier, and in the case of delivery by mail, three (3) business days after deposit in the mails postage prepaid (or seven (7) business days in the case of overseas airmail).

9.     We hereby irrevocably:

(a)	appoint BERJAYA GROUP BERHAD (Company No. 7308-X) having its registered office at Level 17, Menara Shahzan Insas, 30 Jalan Sultan Ismail, 50250 Kuala Lumpur Malaysia as our agent for service of process out of said Courts of Malaysia at its registered office in Malaysia;

(b)	confirm that service of process out of such courts on the respective agent shall be deemed due service upon us;

(c)	agree to maintain a duly appointed agent in Malaysia for service of process out of such courts and to keep the Bank informed of the names and addresses of such agent;

(d)	consent to service of process out of any of such courts by same being left at our address abovestated or at our usual or last known place of residence and/or at our usual or last known place of business or sent by registered letter to any of such addresses and in the last mentioned case the service shall be deemed to be made at the time the registered letter would in the ordinary course of post be delivered;

(e)	agree that nothing herein shall affect the right of service of process in any manner permitted by law or preclude the right to bring proceedings in any other court or courts of competent jurisdiction as the Bank may elect.
10. We shall not seek, and hereby irrevocably waives our right to seek a jury trial in any action, suit or proceeding arising out of or related to this Memorandum or any related instrument or document. We shall not seek to consolidate any such proceeding into any action in which a jury trial cannot be or has not been waived.

SCHEDULE
(list of Securities)

SHARES	QUANTITY	BENEFICIAL OWNER

The paid up share capital of Roadhouse Grill, Inc. which are quoted on the Nasdaq National Stock Market in the United States of America	Six million thirty five thousand four hundred and sixty six (6,035,466)	Berjaya Group (Cayman) Limited (Company No. 329805)
THE COMPANY

The Common Seal of	)
BERJAYA GROUP (CAYMAN) LIMITED	)
(Company No. 329805) was duly effected in a manner	)
authorized by its constitution under its Common Seal	)	[SEAL]
which said Common Seal was hereunto affixed	)
in the presence of:-

/s/ [Illegible]	/s/ [Illegible]
Director	Authorised Signatory
THIS IS THE EXECUTION PAGE OF THE MEMORANDUM OF DEPOSIT (THIRD PARTY), BEING ONE OF THE SECURITY FOR THE NON-REVOLVING LOAN FACILITY OF UP TO THE MAXIMUM AGGREGATE PRINCIPAL AMOUNT OF USD15.0 MILLION GRANTED OR TO BE GRANTED BY THE BANK OF NOVA SCOTIA, LABUAN BRANCH TO BERJAYA FOREST PRODUCTS (CAYMAN) LIMITED